                                                                     EXHIBIT 4.2

               AMENDMENT ("Amendment") dated as of June 30, 2000 between FIBERNET TELECOM GROUP, INC. ("Company"), SIGNAL EQUITY PARTNERS, L.P. (formerly known as Signal Capital Partners, L.P.), as the Majority in Interest of the Purchasers ("Signal"), and NORTEL NETWORKS INC. ("Nortel") (each term as defined herein), to the Stockholders Agreement dated as of May 7, 1999 ("Stockholders Agreement") by and among the Company and the Stockholders (as defined in the Stockholders Agreement) listed therein ("Stockholders").

               WHEREAS, pursuant to Section 17 of the Stockholders Agreement, the Company and Signal, as the Majority in Interest, have the right to modify the Stockholders Agreement;

               WHEREAS, the Company and Signal, as the Majority in Interest, wish to amend the Stockholders Agreement; and

               WHEREAS, Nortel desires to become subject to certain portions of the Stockholders Agreement, as amended hereby.

               NOW, THEREFORE, the parties agree as follows:

     Section   1.   Definitions. Capitalized terms used and not otherwise
                    -----------
defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

     Section   2.   Agreement to Amend. Pursuant to Section 17 of the
                    ------------------
Stockholders Agreement, the Company and Signal hereby agree to amend the Stockholders Agreement as provided herein.

     Section   3.   Amendments.
                    ----------

               (a) By execution of this Amendment, the undersigned agree that Nortel shall become a party to the Stockholders Agreement, as amended hereby, and that Nortel shall have all rights, and shall observe all of the obligations, applicable to a Stockholder thereunder; provided, however, that Section 3 (Right
                                        --------  -------
of First Refusal), Section 5 (Right of First Offer), Section 6 (Drag Along Right), Section 8 (Irrevocable Proxy), Section 9 (Voting Agreement) and Section 10 (Covenants) shall not apply to Nortel and Nortel shall have no rights or obligations under these sections.

               (b) Section 1 (Definitions) of the Stockholders Agreement shall be amended as follows:
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               (i)   The definition of the term "Qualified Public Offering"
shall be amended and restated in its entirety as follows:

                    "Qualified Public Offering" shall mean a fully underwritten
                     -------------------------
               public offering (underwritten by an underwriter of national reputation) of shares of Common Stock registered pursuant to the Securities Act with proceeds to the Company of at least $75,000,000 (net of underwriting discounts and expenses) or otherwise on terms reasonably acceptable to the Majority in Interest and Nortel.

               (ii) The definition of the term "Stock" shall be amended and restated in its entirety as follows:

                    "Stock" shall mean (i) the presently issued and outstanding
                     -----
               shares of Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock and any options, warrants or other instruments exercisable therefor (which options, warrants or other instruments shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (ii) any additional shares of capital stock of the Company hereafter issued and outstanding and (iii) any shares of capital stock of the Company into which such shares may be converted or for which they may be exchanged or exercised.

               (iii) The following definitions shall be added:

                         "Nortel" shall mean Nortel Networks Inc., a Delaware
                          ------
               corporation.

                         "Series D Preferred Stock" shall mean the Series D
                          ------------------------
               Convertible Preferred Stock, par value $.001, of the Company.

                         "Series E Preferred Stock" shall mean the Series E
                          ------------------------
               Convertible Preferred Stock, par value $.001, of the Company.

                         "Series F Preferred Stock" shall mean the Series F
                          ------------------------
               Convertible Preferred Stock, par value $.001, of the Company.

                         "Series G Preferred Stock" shall mean the Series G
                          ------------------------
               Convertible Preferred Stock, par value $.001, of the Company.

          (c) Section 2 (Limitations on Transfers of Stock by Stockholders) of the Stockholders Agreement shall be amended to add the following paragraphs after Section 2 as follows:

               "The foregoing provisions of this Section 2 shall not apply to or be binding upon Nortel. Anything contained herein to the contrary notwithstanding,
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          Nortel hereby agrees that it shall not Transfer any Stock for a period of one (1) year after the date of the Securities Purchase Agreement dated as of June 30, 2000, between the Company and Nortel, other than to any member of Nortel's Group, provided that such Group member agrees in writing to be bound by this provision.

               Each Stockholder agrees, upon request of the Company or the managing underwriters with respect to a Qualified Public Offering, to enter into an agreement providing that, for a period of time (not to exceed one hundred eighty (180) days) from the effective date of the Qualified Public Offering, the Stockholder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Stock, other than shares of Stock included in the registration, without the prior written consent of the Company or such underwriters, as the case may be; provided, however, the Stockholder shall not be obligated to enter into such agreement unless all executive officers and directors of the Company and each holder of more than 5% of the outstanding Common Stock (or derivatives thereof), shall have entered into similar agreements."

          (d) Section 4 (Tag-along Right) shall be amended to add the following provision after Section 4(c) as follows:

                    "(d) Anything contained herein to the contrary
               notwithstanding, (i) any Transfer by Nortel of any of the shares of Stock held by Nortel shall not be subject to the provisions of this Section 4 and (ii) Nortel shall be entitled to Transfer shares of Stock held by Nortel to a Section 4 Purchaser pursuant to a Section 4 Offer only in the event that such Section 4 Purchaser is purchasing at least twenty percent (20%) of the Company's Common Stock, as determined on a fully diluted basis assuming the full exercise and conversion of the outstanding securities of the Company.

          (e) Subsection (f)(v) of Section 7 (Pre-emptive Rights) of the Stockholders Agreement shall be amended and restated in its entirety as follows:

                    "(v) Common Stock or other equity securities or instruments exercisable for or convertible into equity securities issued as part of a strategic arrangement or alliance by the Company or its Subsidiaries to building licensors or landlords, carriers, joint venture partners, vendors (other than equipment vendors and software vendors), consultants, lessors or lenders, and securities or instruments issued in connection with acquisitions, as each such transaction is approved by the Board of the Company; provided, that such issuances do not, in the aggregate, involve
               --------  ----
               the issuance of securities accounting for in excess of five percent (5%) of the fully diluted outstanding Common Stock of the Company; and

                    (vi) two million shares of Series G Preferred Stock issued or to be issued to Nortel Networks Inc."

          (f) Section 17 (Modification) of the Stockholders Agreement shall be amended and restated in its entirety as follows:

               "Section 17.  Modification. Except as otherwise provided herein,
                             ------------
          neither this Agreement nor any provisions hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by the Company and a Majority in Interest of the Purchasers; provided, however, that any modification or amendment which relates to
          --------  -------
          the rights and obligations of Nortel under this Stockholders Agreement shall also require Nortel to execute such instrument in writing; provided, further, that no modification or amendment shall
          --------  -------
          discriminate against any Stockholder without the consent of such Stockholder;

          (g) Section 16 (Notices) of the Stockholders Agreement shall be amended to add the following provision at the end thereof:

               "In lieu of the foregoing addresses, the address for notice to Nortel shall be as follows:

               Nortel Networks, Inc.
               GMS 991 15 A40
               2221 Lakeside Boulevard
               Richardson, TX  75082-4399
               Attention:  Paul D. Day, Vice President
               Customer Finance North America
               Facsimile:  (972) 684-3679

          with a copy to:

               Jenkens & Gilchrist, a Professional Corporation
               1445 Ross Avenue
               Suite 3200
               Dallas, Texas  75202
               Attention:  Daryl B. Robertson, Esq.
               Telephone:  (214) 855-4165
               Telecopy:  (214) 855-4300

          Section 4.  Governing Law.  This Amendment shall be governed by and
                      -------------
construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws).

          Section 5.  Successors and Assigns.  This Amendment shall bind and
                      ----------------------
inure to the benefit of the parties and their respective successors and assigns, transferees, legal representatives and heirs.
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          Section 6.  Headings. The headings of this Amendment have been
                      --------
inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

          Section 7.  Entire Agreement. This Amendment and the other writings
                      ----------------
referred to herein or delivered pursuant hereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

          Section 8.  Counterparts. This Amendment may be executed in any
                      ------------
number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 9.  Supersession. This Agreement supersedes and replaces the
                      ------------
Amendment to the Stockholders Agreement dated as of June 30, 1999, between the Company and the Majority in Interest.



                                   * * * * *

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                                   FIBERNET TELECOM GROUP, INC.


                                   By: _________________________________
                                       Name:
                                       Title:



                                   SIGNAL EQUITY PARTNERS, L.P.

                                   By:  Signal Equity Advisors, L.P.
                                   Its: General Partner

                                   By:  Signal Equity Advisors, Inc.
                                   Its: General Partner


                                   By: _________________________________
                                       Name:
                                       Title:



                                   NORTEL NETWORKS INC.


                                   By: _________________________________
                                       Name:
                                       Title: